                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE:                      CONTACT:       Robert K. Chapman
October 16, 2006                                           United Bancorp, Inc.
                                                           734-214-3801

TECUMSEH, MI -- United Bancorp, Inc. (UBMI.OB) reports a record third quarter in 2006 and record earnings for the first nine months of 2006, as it continues to manage through a flat yield curve and a soft Michigan economy.

Net income for the third quarter of 2006 was $2,445,449, or $0.922 per share, representing the Company's best quarter ever, and was 8.0% ahead of the third quarter of 2005. For the first nine months of 2006, earnings were a record $6,774,419, or $2.556 per share, increasing 12.8% over the same period of 2005.

The Company's strong quarter and year to date performance reflects continued loan growth and the resulting increase in net interest income. Net interest income increased 3.2% over the second quarter of 2006, and year to date is 12.6% over the same period of 2005. The Company faces the continued challenge of increasing cost of funds. United loan growth remains strong, and efforts continue to fund growth primarily through core deposits gathered within United's market area. Net loans of $585.4 million are up from $551.8 million at December 31, 2005, and deposits have grown just over $30 million during the same period.

Income from the Company's wealth management group, along with fee income and deposit service charges, continue to provide record levels of noninterest income. Noninterest income is ahead of 2005 levels, both for the quarter and year to date, and was up 2.4% from the second quarter of this year. Noninterest expenses were down slightly during the quarter. Overall, rising expense levels reflect the continued growth of the Company.

Loan quality remains strong, in spite of the challenges facing the Michigan economy. The Company has reduced its level of nonperforming assets by $1.8 million during the quarter, and by $4.1 million from the end of 2005, as United diligently works to maintain the quality of its loan portfolio. The Company's allowance for loan losses remains at a level consistent with its estimated losses. The provision for loan losses for the third quarter was $396,200, compared to 439,500 for the second quarter of 2006. Year to date provision of $1,202,000 is up from $953,900 for the same period of 2005, and relates directly to the continued growth of the Company's loan portfolio.

Return on average equity was 13.52% for the third quarter, compared to 12.48% for the second quarter of 2006. Year to date return on average equity of 12.89% is above the 2005 year to date level of 12.42%.

Cash Dividend Declared

At its meeting of October 10, 2006, the board of directors of United Bancorp, Inc. declared a cash dividend of $0.38 per share payable October 31, 2006 to shareholders of record October 21, 2006. This represents an increase of $.01 per share over the dividend paid in July, 2006.

Wealth Management Executive Added

Robert K. Chapman, President & Chief Executive Officer of the Company announced that Gary D. Haapala has joined United Bank & Trust to lead the Wealth Management Group for the

Company. As Executive Vice President of the Bank, Haapala is responsible for a wide array of services including financial planning, retirement planning, estate planning, personal trust, investment management, and brokerage and insurance services.

About United Bancorp, Inc.

United Bancorp, Inc. is a financial holding company that is the parent company for United Bank & Trust and United Bank & Trust -- Washtenaw. The subsidiary banks operate sixteen banking offices in Lenawee, Washtenaw and Monroe counties, and United Bank & Trust maintains an active wealth management group that serves the Company's market area. For more information, visit the company's website at www.ubat.com.


               CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOLLOW.

Safe Harbor Statement

This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Company itself. Words such as "anticipate," "believe," "determine," "estimate," "expect," "forecast," "intend," "is likely," "plan," "project," "opinion," variations of such terms, and similar expressions are intended to identify such forward-looking statements. The presentations and discussions of the provision and allowance for loan losses presented in this report are inherently forward-looking statements in that they involve judgments and statements of belief as to the outcome of future events.

These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Internal and external factors that may cause such a difference include changes in economic conditions in the market area the Company conducts business which could materially impact credit quality trends, interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior and customer ability to repay loans; software failure, errors or miscalculations; and the vicissitudes of the national economy. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

                                       ###

                                                        Three Months Ended                     Nine Months Ended
                                                            September 30,                        September 30,
                                                  --------------------------------      --------------------------------
INCOME STATEMENT SUMMARY                               2006               2005               2006               2005
                                                  -------------      -------------      -------------      -------------
Interest Income                                   $  12,167,208      $   9,998,623      $  34,682,222      $  28,081,814
Interest Expense                                      4,739,271          3,288,885         12,852,069          8,702,636
                                                  -------------      -------------      -------------      -------------
 NET INTEREST INCOME                                  7,427,937          6,709,738         21,830,153         19,379,178
Provision for Loan Losses                               396,198            329,089          1,201,672            953,894
                                                  -------------      -------------      -------------      -------------
 NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                       $   7,031,739      $   6,380,649      $  20,628,481      $  18,425,284

Noninterest Income                                    3,122,853          3,059,792          9,064,389          8,707,739
Noninterest Expense                                   6,742,338          6,294,127         20,316,106         18,835,600
                                                  -------------      -------------      -------------      -------------
 INCOME BEFORE FEDERAL INCOME TAX                     3,412,254          3,146,314          9,376,764          8,297,423
Federal Income Tax                                      966,805            882,236          2,602,345          2,292,337
                                                  -------------      -------------      -------------      -------------
 NET INCOME                                       $   2,445,449      $   2,264,078      $   6,774,419      $   6,005,086

Earnings Per Share of Common Stock
        Basic                                     $       0.922      $       0.856      $       2.556      $       2.276
        Diluted                                   $       0.922      $       0.855      $       2.556      $       2.263

Return on Average Assets (annualized)                      1.32%              1.27%              1.25%              1.18%
Return on Average Equity (annualized)                     13.52%             13.64%             12.89%             12.42%


                                                  September 30,      December 31,       September 30,
BALANCE SHEET DATA                                    2006                2005              2005
                                                  -------------      -------------      -------------
Total Assets                                      $ 739,896,423      $ 713,779,115      $ 705,816,810
Net Loans                                           585,387,618        551,751,075        531,275,393
Allowance for Loan Losses                             6,993,705          6,360,966          6,266,292
Total Deposits                                      620,771,709        590,651,535        589,735,996
Other Borrowed Funds                                 39,684,056         48,604,527         43,304,451
Shareholders' Equity                                 73,311,615         67,621,925         66,365,480

Allowance for Loan Losses to Total Loans                   1.18%              1.14%              1.17%
Book Value Per Share of Common Stock              $       27.94      $       25.83      $       25.36


All per-share data is restated to reflect 5% stock dividend in 2006


STOCK PERFORMANCE                                  As of 9/30/06
                                                  ---------------
Stock Price
 Most Recent Price                                $         45.00
 52-Week Range (a)                                $43.14 - $61.55
Shares Outstanding                                      2,623,724
Market Capitalization                             $   118,067,580
Book Value Per Share                              $         27.94

(a) adjusted for stock dividends